SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                Schedule 13G

                  Under the Securities Exchange Act of 1934
                             (Amendment No.: 1 )*


Name of issuer:                    Quintiles Transnational Corp.


Title of Class of Securities:      Common


CUSIP Number:                      748767100


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed: (X) Rule 13d-1(b) ( ) Rule 13d-1(c) ( ) Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(Continued on the following page(s))

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
                                   13G

CUSIP No.:  748767100

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Vanguard Specialized Funds - Vanguard Health Care Fund

2.       CHECK THE APPROPRIATE [LINE] IF A MEMBER OF A GROUP

         A.                        B.          X
                                     ---------------------

3.       SEC USE ONLY



4.       CITIZENSHIP OF PLACE OF ORGANIZATION

                  Delaware

(For questions 5-8, report the number of shares beneficially owned by each reporting person with:)

5.       SOLE VOTING POWER

                  7,308,200

6.       SHARED VOTING POWER

                  -0-

7.       SOLE DISPOSITIVE POWER

                  -0-

8.       SHARED DISPOSITIVE POWER

                  7,308,200

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,308,200

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                  N/A

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  6.11

12.      TYPE OF REPORTING PERSON

                  IV
                                   PAGE 2 OF 4 PAGES

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                              ----------

                              SCHEDULE 13G
                      Under the Securities Act of 1934
                              ----------

Check the following [line] if a fee is being paid with this statement    n/a

Item 1(a) - Name of Issuer:

                  Quintiles Transnational Corp.

Item 1(b) - Address of Issuer's Principal Executive Offices:
------------------------------------------------------------

                  4709 Creekstone Dr., Riverbirch Bldg. Suite 200
                  Durham, NC 27703-8411

Item 2(a) - Name of Person Filing:

                  Vanguard Specialized Funds - Vanguard Health Care Fund

Item 2(b) - Address of Principal Business Office or, if none, residence:

                  100 Vanguard Blvd., Malvern, PA  19355

Item 2(c) - Citizenship:

     The Fund is a business trust organized under the laws of the Commonwealth of Delaware.

Item 2(d) - Title of Class of Securities:

                  Common

Item 2(e) - CUSIP Number

                  748767100

Item 3 - Type of Filing:

         This statement is being filed pursuant to Rule 13d-1. The person filing is an investment company registered under Section 8 of the Investment Company Act.

Item 4 - Ownership:

         (a) Amount Beneficially Owned:

                  7,308,200

         (b) Percent of Class:

                  6.11

                                   PAGE 3 OF 4 PAGES

         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or direct to vote:
                           7,308,200

              (ii)  shared power to vote or direct to vote:
                           -0-

              (iii) sole power to dispose of or to direct the disposition of:
                           -0-

              (iv)  shared power to dispose or to direct the disposition of:
                           7,308,200

Item 5 - Ownership of Five Percent or Less of a Class:

         Not applicable

Item 6 - Ownership of More Than Five Percent on Behalf of Another Person:

         Not applicable

Item 7 - Identification and Classification of the Subsidiary Which Acquired The Security Being Reported on by the Parent Holding Company:

         Not applicable

Item 8 - Identification and Classification of Members of Group:

         Not applicable

Item 9 - Notice of Dissolution of Group:
         Not applicable

Item 10 - Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date      2-07-2002                         By /s/  Joseph F. Dietrick
    -------------------                       -------------------------------
                                              Joseph F. Dietrick

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